Exhibit (c)(8)

STRICTLY CONFIDENTIAL

Discussion Materials

August 2, 2026

ARDEA PARTNERS

Summary of Transaction

Transaction Structure	• American Family Mutual Insurance Company, S.I. ("AFMICSI") will acquire all outstanding shares of Bowhead Specialty Holdings Inc. ("Bowhead") that are not currently owned by AFMICSI by way of a merger of a newly-formed subsidiary of AFMICSI with Bowhead
Merger Consideration	• $34.00 per share
Implied Equity Value	• $1,181 million[1]
Form of Consideration & Source of Financing	• 100% cash consideration • Cash on hand at AFMICSI
Termination Fee	• $35 million
Closing Conditions	• Stockholder approval, including affirmative vote by both (i) the majority of Bowhead shareholders and (ii) the majority of Subject Shares shareholders[2] • Regulatory approvals, including Wisconsin Form A approval, either expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and satisfaction of the other scheduled governmental clearances • No financing condition • Other customary closing conditions
Other Key Terms & Conditions	• 'No-shop' / non-solicitation with ability to consider unsolicited, potentially superior proposals

Source: Merger agreement.
[1] Based on diluted shares outstanding of 34.7 million (32.9 million Common shares outstanding, 0.4 million Performance Stock Units and 1.4 million Restricted Stock Units), per Merger Agreement. [2] Subject Shares defined as the issued and outstanding shares excluding shares held by (i) AFMICSI and its subsidiaries and (ii) the Recused Directors. Recused Directors include David Holman, Troy Van Beek, Fabian Fondriest and David Foy. As of 7/31/2026, AFMICSI owns 4.7 million shares (13.5% of the diluted shares outstanding).

Process Outreach Summary

- On May 22, 2026 AFMICSI submitted a non-binding indication of interest (“Initial Proposal”) to Bowhead to acquire the outstanding common shares of Bowhead that AFMICSI did not own, resulting in Bowhead becoming a 100% wholly-owned subsidiary of AFMICSI

- Following discussions on May 27, 2026 and May 30, 2026 amongst select members of the management team of and non-recused members of the Board of Directors of Bowhead and Bowhead’s external financial and legal advisors, Ardea Partners received clearance to contact eleven additional parties to gauge respective interest in pursuing a potential transaction with Bowhead

  - These eleven additional parties were selected based on the collective professional judgement of the attendees at the aforementioned meetings

  - Furthermore, a number of these parties had been contacted prior to Bowhead’s initial public offering (“IPO”) within the context of potentially acquiring Bowhead and / or had expressed interest in pursuing a potential transaction with Bowhead subsequent to Bowhead’s IPO

- Of the eleven additional parties contacted beyond AFMICSI, only one party executed a non-disclosure agreement (“NDA”)

  - After entering into the NDA, this party conducted preliminary due diligence and subsequently declined to submit an indication of interest

Overview of Implied Premia and Multiples

$ are U.S. Dollars

	Metric	Merger Consideration
Merger Consideration per Share		$34.00
[x] Fully Diluted Shares Outstanding (Millions)		34.7
Implied Equity Value (Millions)		**$1,181**
Implied Premium / (Discount) to	**Metric**	
Spot on July 31, 2026	*$30.59*	*11%*
52-Week High	*33.20*	*2%*
52-Week Low	*21.21*	*60%*
30-Day Volume Weighted Average Price ("VWAP")	*30.34*	*12%*
60-Day VWAP	*28.63*	*19%*
90-Day VWAP	*27.03*	*26%*
Implied Multiple to	**Metric**	
Book Value per Share ("BVPS") (As Reported, Most Diluted)	*$13.80*	*2.46x*
2026E Earnings Per Share ("EPS") (Management Estimate) [1]	*2.30*	*14.8x*
Next Twelve Months ("NTM") EPS[2]	*2.56*	*13.3x*
2027E EPS (Management Estimate)[1]	*2.75*	*12.4x*

Source: Public company disclosures, July 7, 2026 Management Standalone Plan for the periods 2026E, 2027E and 2028E and estimated EPS for 2026E and 2027E prepared by Company management and approved for use by Ardea Partners (the "Management Projections & Estimates"), Bloomberg and FactSet; market data as of July 31, 2026.
Note: VWAP calculations per Bloomberg.
[1] Ardea has been instructed to use earnings per share figures of $2.30 and $2.75 for 2026E and 2027E, respectively
[2] As instructed by Management, NTM EPS represents the time-weighted average of 2026E and 2027E management EPS estimates, weighted 5/12 and 7/12 respectively, reflecting the five months remaining in 2026E and the balance falling in 2027E.

Financial Analysis Summary

$ are U.S. Dollars

Merger Consideration: $34.00 per share

	Methodology	Metric	Range	Implied Share Price Range
1 Precedent Transactions	*Price / Book Value*	1Q'26 BVPS: $13.80	Price / BVPS Range: 0.89x – 1.90x	$12.28 – $26.23
	Price / NTM Earnings	NTM EPS Estimate[1]: $2.56	Price / NTM EPS Estimate Range: 6.6x – 25.9x	$16.85 – $66.27
2 Public Comparables	*Price / 2026E Earnings*	2026E Management EPS Estimate[2]: $2.30	Price / 2026E EPS Range: 11.1x – 21.1x	$25.58 – $48.57
	Price / 2027E Earnings	2027E Management EPS Estimate[2]: $2.75	Price / 2027E EPS Range: 9.5x – 22.6x	$26.19 – $62.14
REFERENCE ONLY Research Analysts	*Broker Research*	---	Price Target Range: $30.00 – $38.00	$30.00 – $38.00

Source: Company filings, Management Projections & Estimates, FactSet, Bloomberg; market data as of July 31, 2026.

[1] As instructed by Management, NTM EPS represents the time-weighted average of 2026E and 2027E management EPS estimates, weighted 5/12 and 7/12 respectively, reflecting the five months remaining in 2026E and the balance falling in 2027E.

[2] Ardea has been instructed to use earnings per share figures of $2.30 and $2.75 for 2026E and 2027E, respectively.

1 Select Precedent Transactions

$ are U.S. Dollars in billions

Announcement Date	Acquiror	Target	Transaction Value	Price / Book Value	Price / NTM Earnings	FOR REFERENCE ONLY Premium to Unaffected Price
Aug-2025	Sompo	Aspen	$3.5	1.30x	8.2x	36%
Feb-2023	Brookfield Reinsurance	Argo	1.1	0.89	6.6 [1]	N/M [1]
Jan-2021	Towerbrook & Further Global	ProSight Global	0.6	0.96	10.4 [2]	42% [2]
Aug-2018	Apollo	Aspen	2.6	1.12	11.4 [3]	12% [3]
Aug-2018	The Hartford	Navigators	2.1	1.74 [4]	20.4	9%
May-2017	Intact Financial	OneBeacon	1.7	1.65 [5]	25.9 [6]	19% [6]
Dec-2016	Fairfax Financial	Allied World	4.9	1.34 [7]	20.7 [8]	18% [8]
Dec-2016	Liberty Mutual	Ironshore	3.0 [9]	1.45 [10]	N/A	N/A
Oct-2016	Sompo	Endurance Specialty	6.3	1.36	14.9	43%
Jun-2015	Tokio Marine	HCC Insurance	7.5	1.90	19.1	38%
			Maximum:	**1.90x**	**25.9x**	**43%**
			Median:	**1.35**	**14.9**	**27%**
			Minimum:	**0.89**	**6.6**	**9%**

Source: Company filings and FactSet. Note: Deal value as reported in press releases. Price / Book Value for public targets represent a price per share divided by the most-diluted, reported per share metrics. Price / NTM Earnings represents a price per share divided by the NTM median consensus estimate from FactSet as of the unaffected date. [1] Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of the unaffected date of 4/27/2022. Premium to unaffected is labeled as Not Meaningful ("N/M") given protracted period between the announcement of exploration of strategic alternatives and announcement. [2] Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of the unaffected date of 9/23/2020. [3] Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of the unaffected date of 3/8/2018. [4] Based on diluted BVPS implied by the 1.78x P / diluted Tangible Book Value per Share disclosed in press release. [5] Multiple as disclosed in press release. Based on deal value / OneBeacon common equity before announcement. [6] Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of the unaffected date of 1/17/2017. [7] Based on 12/18/2016 initial offer and 3Q'16 BVPS. Consideration was renegotiated to include a larger cash component, announced 3/10/2017. [8] Unaffected date assumed to be 12/16/2016 per proxy statement, even though there was a media report on 10/4/2016 that reported advanced talks with Markel had stopped. Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of 12/16/2016. Unaffected premium based on 10/3/2016 would have been 34%. [9] Announced as "Approximately $3 billion". [10] Based on 1Q'2016 figure.

Select Peers Common Stock Comparison

$ are U.S. Dollars

	Share Price ($)	Market Cap. ($Billion)	% 52-Week High	% 52-Week Low	Price / 2026E EPS[1]	Price / 2027E EPS[1]	Price / MRQ BVPS	Price / MRQ TBVPS[3]	Return on Equity (%)[2] 2026E	Return on Equity (%)[2] 2027E	NTM Dividend Yield (%)	EPS Growth '25A - '27E[4]
Bowhead	**$30.59**	**$1.0**	**92%**	**144%**	**15.5x**	**12.9x**	**2.22x**	**2.22x**	**13.6%**	**14.4%**	***N/A***	**20%**
W. R. Berkley	72.54	27.0	92%	115%	15.0	14.9	2.74	2.80	18.2%	16.7%	1.9%	6%
Markel	1,882.34	23.3	85%	109%	17.0	16.0	1.23	1.59	7.2%	7.1%	*N/A*	*N/M*[5]
American Financial	141.72	11.8	94%	116%	12.1	11.8	2.52	2.83	19.5%	18.5%	5.1%	8%
Kinsale	356.42	8.1	73%	124%	16.8	16.5	3.99	4.00	23.6%	21.2%	0.3%	5%
RLI	61.24	5.6	89%	130%	21.1	22.6	3.21	3.31	15.2%	14.4%	5.1%	(12%)
Palomar	133.79	3.5	91%	133%	13.4	12.2	3.70	4.98	25.5%	23.5%	*N/A*	18%
Skyward Specialty	59.95	2.4	94%	148%	12.4	11.0	2.29	3.73	17.9%	16.9%	*N/A*	17%
Ategrity	24.02	1.2	92%	147%	11.1	9.5	1.73	1.73	15.7%	15.9%	*N/A*	25%
Maximum:			**94%**	**148%**	**21.1x**	**22.6x**	**3.99x**	**4.98x**	**25.5%**	**23.5%**	**5.1%**	**25%**
Median:			**91%**	**127%**	**14.2**	**13.5**	**2.63**	**3.07**	**18.0%**	**16.8%**	**3.5%**	**8%**
Minimum:			**73%**	**109%**	**11.1**	**9.5**	**1.23**	**1.59**	**7.2%**	**7.1%**	**0.3%**	**(12%)**

Source: Public company disclosures and FactSet; market data as of July 31, 2026.
Note: P/E multiples reflect share price divided by median consensus EPS figures. Price / MRQ BVPS and Price / MRQ TBVPS multiples are calculated using as-stated per share metrics where available, referencing the most diluted quarter-end figures available; if not disclosed, book value reflects common shareholder's equity and tangible book value divided by the most-diluted period-end share count disclosed to derive BVPS and TBVPS.
[1] Represents median research EPS consensus.
[2] Represents median Return on Equity consensus.
[3] Tangible Book Value Per Share ("TBVPS").
[4] 2025A EPS represents as-stated operating EPS, when available. Where available, sourced as-stated diluted EPS.
[5] Limited comparability between broker estimates for EPS and actual EPS disclosed.

Summary of Select Current Equity Research Perspectives on Bowhead *FOR REFERENCE ONLY*

$ are U.S. Dollars

Median EPS Estimates Evolution Over Time



$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Jun-2024
Nov-2024
Apr-2025
Sep-2025
Feb-2026
Jul-2026
$2.38
$1.98
$1.65
$1.44
2024E
2025E
2026E
2027E

Analyst Perspectives

"The timing of BOW's entry into the P&C market and its clean balance sheet ***position it well against insurers struggling with legacy reserves****… Furthermore, although nascent, Baleen (tech-enabled small commercial E&S) creates strategic flexibility."*

J.P. Morgan — July 20, 2026

*"****Bowhead's ability to maneuver a soft market is tied to its specialty focus, distribution relationships, and willingness to reposition business mix.*** *The company has also been extending investment duration, which should help stabilize recurring investment income if rates decline."*

Piper Sandler — July 15, 2026

"All in, Bowhead is off to a solid start to the year with continued healthy growth, a "stable" underlying loss ratio, and improvement on the expense ratio. Big picture, we remain cautious around the company's growth in Casualty (Excess Casualty in particular) paired with their heavy reliance on industry data = "true" / ultimate ***underwriting results will not be known for years to come."***

Dowling & Partners — May 05, 2026

Target Price and Ratings Detail

Broker	Date	Rating	Disclosed Methodology	2026E EPS	2027E EPS	Price Target	Implied Upside / (Downside) to Current
Deutsche Bank [1]	July 21, 2026	Buy	Price / Earnings	$1.93	$2.32	$31.00	1%
J.P. Morgan	July 20, 2026	Neutral	Price / Book Value, Price / Earnings	2.07	2.57	33.00	8%
Piper Sandler	July 15, 2026	Buy	Price / Earnings	1.95	2.40	36.00	18%
RBC Capital Markets	July 13, 2026	Buy	Price / Book Value	2.07	2.42	38.00	24%
KBW [2]	July 7, 2026	Buy	Price / Earnings	2.00	2.50	36.00	18%
Morgan Stanley	July 6, 2026	Neutral	Price / Earnings	2.00	2.31	30.00	(2%)
Citizens JMP	June 7, 2026	Buy	Regression, Discounted Earnings	1.90	2.35	35.00	14%
Dowling & Partners	May 5, 2026	Neutral	*N/A*	1.85	2.25	*N/A*	*N/A*
Median				**$1.98**	**$2.38**	**$35.00**	**14%**

Source: FactSet and select broker research; market data as of July 31, 2026.
[1] FactSet cites July 21, 2026 as the research date. Disclosed methodology of Price / Earnings is per February 24, 2026 report. [2] Disclosed methodology implied by May 12, 2026, in which KBW disclosed "target price equals 13.6x our 2027E EPS." The July 7, 2026 report cites a 14.5x P/E multiple under "Target Multiple".

Appendix

Summary of Management Projections (1/2)

Based on Management Projections & Estimates

Gross Premiums Written ("GPW") ($M)



2025A – 2028E Compound Annual Growth Rate ("CAGR"): 19%
$863
$1,044
$1,244
$1,467
2025A
2026E
2027E
2028E

Net Premiums Written ($M) | Ceded Premium % of GPW



35%
40%
42%
42%
2025A – 2028E CAGR: 15%
$558
$627
$725
$858
2025A
2026E
2027E
2028E

Loss Ratio (%) | Expense Ratio (%) | Combined Ratio (%)



Loss Ratio
Expense Ratio
Combined Ratio
2025A – 2028E Average Combined Ratio: 95.7%
96.5%
94.8%
96.0%
95.4%
29.8%
27.9%
29.6%
29.0%
66.7%
66.9%
66.4%
66.4%
2025A
2026E
2027E
2028E

Adjusted Return on Average Equity (%) | Adjusted Net Income ($M)



$56
$78
$91
$117
13.6%
16.1%
16.0%
16.7%
2025A – 2028E Average Adjusted Return on Equity: 15.6%
2025A
2026E
2027E
2028E

Source: Management Projections & Estimates and company filings.

Summary of Management Projections (2/2)

Based on Management Projections & Estimates

Total Adjusted Capital ($M) | Authorized Control Level ("ACL") Risk Based Capital ("RBC") Ratios



Actual ACL RBC Ratio
Required ACL RBC Ratio
420%
400%
401%
400%
403%
400%
400%
400%
$486
$463
$623
$621
$799
$794
$966
$965
2025A
2026E
2027E
2028E
Total Adjusted Capital
Required ACL RBC

- **Management provided Ardea Partners with a financial model that covered 2026E, 2027E and 2028E**
- **Management instructed Ardea Partners to assume no available capacity for distributions to shareholders of the Company for those three periods and no available capacity over the near-term periods thereafter**

Source: Management Projections & Estimates and company filings.

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